                                                                       EXHIBIT B

                      NATIONAL FUEL RESOURCES, INC.
                              BALANCE SHEET

                                                  AT DECEMBER 31,
                                               2002            2001
ASSETS
Current Assets:
  Cash and Temporary
    Cash Investments                       $(1,167,875)     $15,041,306
  Accounts Receivable - Net                 13,411,149       16,888,088
  Accounts Receivable - Interco                691,176           71,234
  Notes Receivable - Intercompany           27,000,000                0
  Reserve for Bad Debts                     (1,992,093)      (2,235,030)
  Gas Stored Underground                    13,208,938        8,260,299
  Other Current Assets                         382,157           72,847
                                            51,533,452       38,098,744

Property, Plant, and Equipment
  Furniture and Fixtures                     1,004,713          994,675
Less - Accumulated DD&A                       (895,565)        (755,047)
                                               109,148          239,628

Fair Market Value of Derivative
Financial Instruments-Asset                  2,745,769                0
Other Assets                                    73,329       20,244,661

                                           $54,461,698      $58,583,033
                                           ===========      ===========

LIABILITIES
Current Liabilities:
  Accounts Payable                         $ 4,895,380      $   229,059
  Accrued Liabilities                        2,844,529        5,033,970
  Current Income Taxes - Federal               467,019       (1,303,805)
  Accounts Payable - Intercompany               71,590          386,606
  Notes Payable - Intercompany                       0       11,100,000
  Dividend Payable                             100,000          100,000
                                             8,378,518       15,545,830
Long Term Liabilities:
Deferred Income Taxes                       (3,236,365)      (1,923,323)
Fair Market Value of Derivative
Financial Instruments-Liability                      0       10,935,790
Miscellaneous Deferred Credits              10,643,905        1,633,010
                                             7,407,540       10,645,477

Stockholder's Equity:
  Common Stock                                  10,000           10,000
  Capital Paid in Excess of Par             33,490,000       33,490,000
  Retained Earnings                          7,429,198         (451,058)
  Unrealized Gain/Loss                      (2,253,558)        (657,216)
Total Equity                                38,675,640       32,391,726

                                           $54,461,698      $58,583,033
                                           ===========      ===========